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                          Pacific Century Financial Corporation
               Exhibit 99 - Statement Regarding Computation of Ratios
                                 Six Months Ended June 30



   (in millions of dollars)                                 1998       1997

   Earnings:
   1.  Income Before Income Taxes                           $57.5     $110.6
   2.  Plus:  Fixed Charges Including Interest on Deposit   266.9      259.0
                                                           ------     ------
   3.  Earnings Including Fixed Charges                     324.4      369.6
   4.  Less:  Interest on Deposits                          160.7      157.3
                                                           ------     ------
   5.  Earnings Excluding Interest on Deposits             $163.7     $212.3
                                                           ======     ======


   Fixed Charges:
   6.  Fixed Charges Including Interest on Deposits        $266.9     $259.0
   7.  Less:  Interest on Deposits                          160.7      157.3
                                                           ------     ------
   8.  Fixed Charges Excluding Interest on Deposits        $106.2     $101.7
                                                           ======     ======

   Ratio of Earnings to Fixed Charges:
    Including Interest on Deposits (Line 3 divided by Line 6) 1.2 x      1.4 x
    Excluding Interest on Deposits (Line 5 divided by Line 8) 1.5 x      2.1 x

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